Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

WhiteFiber, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.01 per share	(1)	457(a)	1,796,875	$17.00	$30,546,875.00	0.0001531	$4,676.73

Total Offering Amounts:							$30,546,875.00		4,676.73
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$4,676.73

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Offering Note(s)

(1)	Represents only the additional number of shares being registered pursuant to this registration statement and includes 234,375 Ordinary Shares issuable upon exercise of the underwriters’ option to purchase additional shares. Does not include the 8,984,375 shares that were previously registered on the Registration Statement on Form S-1 (333-288650), as amended (the “Prior Registration Statement”). The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The registrant previously registered 8,984,375 Ordinary Shares with an aggregate offering price of $152,734,375.00 on the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on August 6, 2025. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a maximum aggregate offering price of $30,546,875.00 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.